UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No. )

Filed by the Registrant  ☑

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

GAS NATURAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

May 10, 2013

Dear Fellow Shareholder:

You are cordially invited to attend the 2013 annual meeting of shareholders of Gas Natural Inc. on June 26, 2013 at 10:00 A.M. Eastern Standard Time at Lake Erie College, Garfield Building, 391 West Washington Street, Painesville, Ohio 44077.

As more fully described in the attached notice of annual meeting and the accompanying proxy statement, the principal business to be addressed at the meeting is the election of directors and the ratification of the appointment of our independent auditors for 2013.

In addition, our management will report on our results and will be available to respond to your questions.

Your vote is important to us. Whether or not you plan to attend the annual meeting, please return the enclosed proxy card as soon as possible to ensure your representation at the meeting. You may choose to vote in person at the annual meeting even if you have returned a proxy card.

On behalf of the directors and management of Gas Natural, I would like to thank you for your support and confidence and look forward to seeing you at the meeting.

Sincerely,

Kevin J. Degenstein

President and Chief Operating Officer

Notice of Annual Meeting of Shareholders

To Be Held on June 26, 2013

To the Shareholders of Gas Natural Inc.:

The annual meeting of shareholders of Gas Natural Inc., an Ohio corporation, will be held on June 26, 2013, at 10:00 A.M. Eastern Standard Time at Lake Erie College, Garfield Building, 391 West Washington Street, Painesville, Ohio 44077, for the following purposes:

1.	To elect seven directors to serve for a one year term until the next annual meeting or until their successors are duly elected and qualified,

2.	To ratify the appointment of ParenteBeard LLC as our independent auditor for the year ending December 31, 2013,

3.	To approve, on an advisory basis, the compensation of our named executive officers for 2012,

4.	To vote, on an advisory basis, on whether we should submit to shareholders for approval the compensation of our named executive officers every one, two or three years,

5.	To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this notice. Only shareholders of record at the close of business on April 29, 2013 are entitled to vote at the annual meeting.

All shareholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, please sign and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for your convenience. Any shareholder attending the meeting may vote in person even if he or she has returned a proxy card.

By Order of the Board of Directors,

Rebecca Howell

Corporate Secretary

GAS NATURAL INC.

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on June 26, 2013: This proxy statement and our annual report for the year ending December 31, 2012 are available on our website at http://proxy.egas.net.

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors to be used at our 2013 annual meeting of shareholders to be held on June 26, 2013, and any postponements or adjournments of the meeting.

This proxy statement and the accompanying president’s letter, notice and proxy card, together with our annual report to shareholders for the year ended December 31, 2012, are being sent to our shareholders beginning on or about May 16, 2013.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	When and where is the annual meeting?

A:	Our 2013 annual meeting of shareholders will be held on June 26, 2013, at 10:00 A.M. Eastern Standard Time at Lake Erie College, Garfield Building, 391 W. Washington Street, Painesville, Ohio 44077.

Q:	What are shareholders voting on?

A:	Proposal 1 — Election of seven directors (W.E. “Gene” Argo, Wade F. Brooksby, John R. “Jack” Male, Gregory J. Osborne, Richard M. Osborne, Thomas J. Smith and Michael T. Victor),

Proposal 2 — Ratification of the appointment of ParenteBeard LLC as our independent auditor for the year ending December 31, 2013,

Proposal 3 — Approval of the advisory resolution on executive compensation, and

Proposal 4 — Approval of the frequency of future advisory resolutions to approve executive compensation.

If a permissible proposal other than the listed proposals is presented at the annual meeting, your signed proxy card gives authority to Kevin J. Degenstein or Thomas J. Smith to vote on any additional proposal.

Q:	Who is entitled to vote?

A:	Our record date is April 29, 2013. Only holders of our common stock as of the close of business on April 29, 2013 are entitled to vote. Each share of common stock is entitled to one vote.

Q:	How do I vote?

A:	Sign and date each proxy card you receive and return it in the prepaid envelope. If you do not mark any selections, your proxy card will be voted in favor of the proposals. You have the right to revoke your proxy any time before the meeting by:

•	notifying our secretary,

•	voting in person, or

•	returning a later-dated proxy.

If you return your signed proxy card, but do not indicate your voting preferences, Kevin J. Degenstein or Thomas J. Smith will vote FOR proposals 1, 2 and 3 and 1 YEAR in proposal 4 on your behalf.

Q:	Who will count the vote?

A:	Representatives of Computershare, our transfer agent, will tabulate the votes. A designee from Computershare will be responsible for reviewing the vote count as election inspector.

Q:	What shares are included on the proxy card and what does it mean if I get more than one proxy card?

A:	The number of shares printed on your proxy card(s) represents all your shares under a particular registration. Receipt of more than one proxy card means that your shares are registered differently and are in more than one account. Sign and return all proxy cards to ensure that all your shares are voted.

Q:	What is a quorum and what effect do abstentions and broker non-votes have on the voting on the proposals above?

A:	As of the record date, 8,389,752 shares of our common stock were outstanding. A majority of the outstanding shares present or represented by proxy, constitutes a quorum for the purpose of adopting a proposal at the annual meeting. If you submit a properly executed proxy card, you will be considered part of the quorum. Abstentions and “broker non-votes” will be counted to determine whether or not a quorum is present. A broker non-vote occurs when a broker cannot vote a customer’s shares registered in the broker’s name because the customer did not send the broker instructions on how to vote on the matter. If the broker does not have instructions and is barred by law or applicable rules from exercising its discretionary voting authority in the particular matter, then the shares will not be voted on the matter, resulting in a “broker non-vote.” Abstentions and broker non-votes will not count as votes cast in the election of directors, in the vote on ratifying the appointment of our independent registered public accounting firm, or on the two advisory votes related to our executive compensation program. Therefore, abstentions and broker non-votes will have no effect on the voting on these matters at the meeting.

Q:	What is the effect, if any, of the approval, or lack thereof, of Proposals 3 and 4, which are advisory?

A:	Because the votes on Proposals 3 and 4 are advisory, they will not be binding on us or our board. However, the compensation committee will take into account the outcome of votes on Proposals 3 and 4 when considering future executive compensation arrangements.

Q:	Who can attend the annual meeting?

A:	All shareholders as of the record date, April 29, 2013, can attend.

Q:	What percentage of stock are our directors and executive officers entitled to vote at the annual meeting?

A:	Together, they are entitled to vote 1,296,146 shares, or 15.5% of the common stock entitled to vote at the annual meeting. Our directors and executive officers have indicated their intent to vote all of their shares of our common stock FOR the approval of proposals 1, 2 and 3 and 1 YEAR in proposal 4. (Please see “Security Ownership of Principal Shareholders and Management” beginning on page 20 for more details.)

Q:	Who is our largest shareholder?

A:	Richard M. Osborne, our chairman of the board and chief executive officer, owns 1,191,911 shares of our common stock as of the record date, or 14.2% of the stock entitled to vote at the annual meeting.

Q:	When is a shareholder proposal due for the next annual meeting?

A:

In order to be considered for inclusion in next year’s proxy statement, shareholder proposals must be submitted in writing by December 31, 2013, to Rebecca Howell, Corporate Secretary, Gas Natural Inc.,

1 First Avenue South, Great Falls, Montana 59401, and must be in accordance with the requirements of our bylaws and Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the Exchange Act). (Please see “Shareholders Proposals” beginning on page 26 for more details.)

Q:	How do I nominate someone to be a director of Gas Natural?

A:	Any shareholder may recommend any person as a nominee for director by writing to Rebecca Howell, Corporate Secretary, Gas Natural Inc., 1 First Avenue South, Great Falls, Montana 59401. Our governance and nominating committee will review any nominees recommended to it by shareholders in accordance with the guidelines outlined in our governance and nominating committee charter which is available on our website at www.egas.net. Recommendations for directors by shareholders for next year’s annual meeting must be received no earlier than February 26, 2014, and no later than April 27, 2014, and nominations must be in accordance with the requirements of our bylaws.

Q:	Who pays for the solicitation expenses?

A:	This proxy statement is being furnished in connection with the solicitation of proxies by our board of directors. The expense of soliciting proxies, including the cost of preparing, printing and mailing the proxy materials, will be paid by Gas Natural.

Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Gas Natural common stock beneficially owned by others to forward to these beneficial owners. Gas Natural may reimburse persons representing beneficial owners of Gas Natural common stock for their costs of forwarding solicitation materials to the beneficial owners. In addition to solicitation of proxies by mail, solicitation may be made personally, by telephone, by fax and other electronic means.

PROPOSAL 1 — ELECTION OF DIRECTORS

At this annual meeting, seven directors are to be elected to hold office until the next annual meeting of shareholders or until their respective successors are elected and qualified.

Nominees for election this year are W.E. “Gene” Argo, Wade F. Brooksby, John R. “Jack” Male, Gregory J. Osborne, Richard M. Osborne, Thomas J. Smith and Michael T. Victor. Each has consented to serve until the next annual meeting or until his successor is duly elected and qualified.

If any director to be elected by you is unable to serve or for good reason will not serve, the board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter event, shares represented by proxies may be voted for this substitute nominee.

The seven nominees who receive the most votes will be elected directors.

The board of directors recommends that you vote FOR Mr. Argo, Mr. Brooksby, Mr. Male, Mr. Gregory Osborne, Mr. Richard Osborne, Mr. Smith and Mr. Victor.

THE BOARD OF DIRECTORS

The nomination of each of the nominees listed below to serve for a one-year term was recommended by the governance and nominating committee and approved by the board.

Name	Age	Position	Director Since
W.E. “Gene” Argo	71	Director	2002
Wade F. Brooksby	67	Director	2010
John R. “Jack” Male	65	Director	2010
Gregory J. Osborne	34	Director President and Chief Operating Officer of Energy West Resources, Inc.	2009
Richard M. Osborne	67	Chairman of the Board, Chief Executive Officer and Director	2003
Thomas J. Smith	69	Vice President, Chief Financial Officer and Director	2003
Michael T. Victor	51	Director	2008

W. E. ‘Gene’ Argo, 71, has been a director since 2002 and was appointed vice chairman of the board on January 30, 2013. He retired in 2004 as the president and general manager of Midwest Energy, Inc., a gas and electric cooperative in Hays, Kansas, in which capacity he had served since 1992. Over the course of Mr. Argo’s long tenure on our board, he has developed a detailed knowledge and understanding of Gas Natural and he provides our board with continuity that contributes to our long term success. His past experience in energy and utility related industries also imparts insight into our industry.

Wade F. Brooksby, 67, joined the board in 2010. His extensive background includes various executive management positions in public and private companies with his career beginning as a public accountant with then PriceWaterhouse & Co. Mr. Brooksby has served as chief executive officer, chief financial officer and consultant to energy exploration, production and marketing companies, and from 2004 through 2006 he served as chief financial officer of Gas Natural’s wholly-owned and largest subsidiary, Energy West, Incorporated. From 2006 through 2009 he served as vice president, chief financial officer and a director of InNexus Biotechnology Inc., a publicly-held drug development company. In 2008 and 2009 he also served as a director of Zila, Inc., a publicly-held biotechnology company specializing in dental diagnostic equipment. We believe Mr. Brooksby’s financial expertise and extensive industry experience enable him to make consistently strong and dependable contributions to the board.

Nicholas U. Fedeli, 27, joined the board in 2010. He began his career with The Fedeli Group in 2006 and has served as vice president since 2008. The Fedeli Group is an insurance brokerage and consulting services company, where he manages client relationships and leads new business development. He is actively involved in many charitable, political, and community organizations in Northeast Ohio. We believe that his knowledge of finance provides our board with critical expertise, and that as a relative newcomer to our board, he introduces a fresh dynamic and perspective to board discussions. Mr. Fedeli is not standing for reelection to the board at the 2013 annual meeting.

John R. ‘Jack’ Male, 65, joined the board in 2010. He previously served as chairman and chief executive officer of PVF Capital Corp., a publicly-traded bank holding company for Park View Federal Savings Bank in Solon, Ohio, where he had worked since 1971. He was named president and chief executive officer of Park View Federal Savings Bank in 1986 and president and chief executive officer of PVF Capital Corp. upon its organization in 1994. He retired from these positions in 2009. He currently serves on the Board of Trustees of Geauga Hospital, and has served as a trustee for various charitable organizations. Mr. Male’s substantial experience in finance and accounting and as chairman and chief executive officer of a publicly-traded bank holding company are highly beneficial to Gas Natural.

Gregory J. Osborne, 34, has served as a director since September 2009 and was appointed president and chief operating officer of Energy West Resources, Inc., our marketing and production subsidiary, in February 2012. He previously served as president, chief operating officer and a director of John D. Oil and Gas Company (JDOG), a publicly-held oil and gas exploration company, from 2006 until January 2012. In November 2011, the United States District Court issued an order appointing a receiver to marshal and maintain the value of the assets of JDOG in connection with an action brought by one of the company’s creditors. In January 2012, JDOG filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court. The bankruptcy proceeding is currently ongoing. From 2003 until joining JDOG, he was president of Great Plains Exploration LLC, an oil and gas exploration company based in Mentor, Ohio that owns and operates oil and gas wells. From 2001 until joining Great Plains, he served as executive vice president of Orwell Natural Gas Company, a natural gas distribution company acquired by us in January 2010. From April 2009 to September 2010, he was director of Corning Natural Gas Corporation, a publicly-held public utility company in Corning, New York, and a trustee of the Ohio Oil and Gas Association. He is the son of Richard Osborne, our chairman and chief executive officer. Gregory Osborne’s managerial experience and service on the board of various energy related companies provides our board with a wide range of industry specific knowledge.

Richard M. Osborne, 67, has been a director since 2003, chairman of the board since 2005 and chief executive officer since November 2007. He is the president and chief executive officer of OsAir, Inc., a company he founded in 1963, which operates as a property developer and manufacturer of industrial gases for pipeline delivery, and chairman of each of Northeast Ohio Natural Gas Corporation and Orwell Natural Gas Company, natural gas distribution companies acquired by us in January 2010. Since 1998, Mr. Osborne has been chairman of the board, chief executive officer and a director of John D. Oil and Gas Company, a publicly-held oil and gas exploration company in Mentor, Ohio. From 2006 to February 2009 he was a director of Corning Natural Gas Corporation, a publicly-held public utility company in Corning, New York and from September 2008 to January 2009 he was a director of PVF Capital Corp., a publicly-held holding company for Park View Federal Savings Bank in Solon, Ohio. In November 2011, the United States District Court issued an order appointing a receiver to marshal and maintain the value of the assets of JDOG and Great Plains Exploration, LLC and Oz Gas, Ltd., companies owned by the Richard M. Osborne Trust (Osborne Trust), of which Mr. Osborne is trustee, in connection with an action brought by one of the companies’ creditors. In January and February 2012, Great Plains Exploration, Oz Gas and JDOG filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court. The bankruptcy proceedings are ongoing. Richard Osborne’s background as chairman and chief executive officer of various public companies and many years of experience owning and managing companies in energy and utility related industries provides our board with invaluable management and operational direction as well as a unique insight in considering growth opportunities for the company.

Thomas J. Smith, 69, has served as a director since December 2003 and was appointed our vice president and chief financial officer in November 2007. He also served as our interim president from August 2007 to November 2007. From 1998 to 2006, he was the president, chief operating officer and a director of John D. Oil and Gas Company, a publicly-held oil and gas exploration company in Mentor, Ohio, of which he remains a director. In November 2011, the United States District Court issued an order appointing a receiver to marshal and maintain the value of the assets of JDOG in connection with an action brought by one of the company’s creditors. In January 2012, JDOG filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court. The bankruptcy proceeding is currently ongoing. Since 2003, he has been president of Northeast Ohio Natural Gas Corporation, and since 2002 he has been president of Orwell Natural Gas Company, natural gas distribution companies acquired by us in January 2010. From December 2006 to September 2010, he was also a director of Corning Natural Gas Corporation, a publicly-held utility company in Corning, New York. From November 2009 to April 2010, he was a director of PVF Capital Corp., a publicly-held bank holding company for Park View Federal Savings Bank in Solon, Ohio. Mr. Smith’s financial and disclosure experience gained as the chief financial officer of publicly-held companies, including Gas Natural, as well as his experience as a director of energy and utility related companies provides extensive specialized knowledge and expertise to our board.

Michael T. Victor, J.D., L.L.D., 51, has served as a director since December 2008. Since 2006, he has been the president of Lake Erie College, a private liberal arts college located in Painesville, Ohio. From 1988 through 2000, he served as the CEO of Pyramid Industries Inc., a national manufacturer of telecom conduit systems. From 2002 through 2005, he served as dean of the Walker School of Business, Communication and Hotel, Restaurant and Institutional Management at Mercyhurst College, a private liberal arts college located in Erie, Pennsylvania. Since 2005 Mr. Victor has served as the chair of Fralo Industries. Mr. Victor also serves as a trustee of the Ohio Foundation of Independent Colleges and Universities. Mr. Victor’s executive and managerial roles in academia enable him to add a unique perspective and insight to our board’s discussions.

Director Independence

The board of directors has determined and confirmed that each of Messrs. Argo, Brooksby, Male and Victor do not have a material relationship with Gas Natural that would interfere with the exercise of independent judgment and are independent pursuant to applicable laws and regulations and the listing standards of the NYSE MKT.

Board Leadership Structure

The board does not have a policy as to whether the roles of our chairman and chief executive officer should be separate. Instead, the board makes this determination based on what best serves the company’s needs at any given time. Currently, Richard Osborne holds the positions of chairman and chief executive officer of Gas Natural. Gene Argo, a long term independent member of our board, serves as vice chairman. The board may decide to separate the positions of chairman and chief executive officer in the future if circumstances warrant.

The board believes that effective board leadership is highly dependent on the experience, skills and personal interaction between persons in leadership roles. The board believes that our current leadership structure is appropriate given Mr. Osborne’s extensive knowledge, skills and experience. With significant input from our board, including Mr. Argo and our other independent directors, Mr. Osborne sets the strategic direction for Gas Natural. Gas Natural also has a highly skilled and experienced president and chief operating officer, Mr. Degenstein, who provides daily leadership and guidance to our management and employees.

Role of the Board in Risk Oversight

Although management is responsible for the day-to-day management of the risks that the company faces, our board has broad oversight responsibility for our risk management programs. In this oversight role, the board takes steps to satisfy itself that the risk management processes and risk mitigation strategies designed and implemented by our management team are functioning and effective. A management risk assessment committee, including our chief financial and chief operating officers, meets weekly to assess any significant or potentially significant operational, financial, legal, regulatory and other risks to the company, particularly the company’s risk exposure related to the price of natural gas. Our board typically meets monthly, and management, including our chief executive officer and chief financial officer, who are also board members, reports on significant or potentially significant risks identified by management for the board’s consideration and evaluation. A risk that is particularly relevant to a specific board committee is first presented to that committee for evaluation. After the committee evaluates the risk, the committee chairman then reports on the discussion to the full board for further consideration if necessary. For example, a risk relating to our financial reporting process would be evaluated initially by our audit committee and then communicated by the audit committee chairman to the full board. In addition, our board consults with outside consultants, such as the company’s legal counsel or accountants, regarding various areas of potential risk and the steps management has taken to minimize these risks.

Meetings of the Board of Directors

Gas Natural holds regular meetings of the board of directors each month and special meetings are held as necessary. In addition, management and the directors communicate informally on a variety of topics, including suggestions for agenda items for board of directors’ and committee meetings, recent developments, and other matters of interest to the directors. The board of directors has access to management at all times.

The independent directors meet in private sessions several times each year, as often as they deem necessary, without any directors who are also our employees or members of management.

The board of directors met for eleven regular meetings and acted by written consent three times in 2012. All current members of the board participated in at least 75% of all board of directors and applicable committee meetings in 2012. Gas Natural strongly encourages members of the board to attend the annual meeting. All of our eight directors attended the 2012 annual meeting of shareholders held on December 13, 2012, either in person or by telephone.

Director Compensation

We currently pay each board member a fee of $3,500 for each board meeting. We also reimburse all directors for expenses incurred in connection with their service as directors, including travel, meals and lodging.

The following table summarizes information with respect to the compensation paid to our directors during 2012. The table does not include Richard M. Osborne and Thomas J. Smith who both serve as executive officers. The compensation of these executive officers is disclosed with the other executive officers beginning on page 16.

Name	Fees Earned or Paid in Cash	Stock Awards	All Other Compensation	Total
W.E. “Gene” Argo	$38,500	—	—	$38,500
Wade F. Brooksby	$38,500	—	—	$38,500
Nicholas U. Fedeli	$38,500	—	—	$38,500
John R. “Jack” Male	$38,500	—	—	$38,500
Gregory J. Osborne	$38,500	—	—	$38,500
Michael T. Victor	$38,500	—	—	$38,500

Committees of the Board of Directors

Compensation Committee. The compensation committee is composed of Mr. Argo, the committee’s chairman, Mr. Victor and Mr. Fedeli. The board of directors has determined that Mr. Argo and Mr. Victor are independent pursuant to applicable law and regulations and the listing standards of NYSE MKT. The compensation committee has the responsibility for recommending to the board of directors the compensation that is paid or awarded to our executive officers and ensures that the total compensation paid to our executive officers is fair, reasonable and competitive. The compensation committee, with the input of our chairman and chief executive officer, recommends a compensation package to the board of directors for each of our other executive officers. The compensation package is intended to place the executive officer within the range targeted by the compensation committee for the executive officer’s position. In addition, the compensation committee reviews any awards of stock options and incentive compensation to our executive officers and employees. For 2012, the compensation committee approved a base salary in the amount of $250,000 per year for Richard M. Osborne, our chairman and chief executive officer. The compensation committee also approved a base salary for Thomas J. Smith, our vice president and chief financial officer, for his service as our vice president and chief financial officer that was comprised of a cash component as well as the receipt of shares of our common stock. In addition, the compensation committee approved cash bonuses to Kevin J. Degenstein, our president and chief operating officer and Mr. Smith, in the amounts of $51,225 and $48,900, based on their individual contributions to the company and the overall performance of the company. Mr. Degenstein’s bonus was recommended by Mr. Osborne and the bonus of Mr. Smith was recommended by Mr. Osborne with input from Mr. Degenstein. The compensation committee also recommends director compensation for our board. The compensation committee met twice in 2012. Our compensation committee has a written charter which is available on our website at www.egas.net.

Governance and Nominating Committee. The committee is comprised of Mr. Argo, the chairman, Mr. Victor and Mr. Male. The committee performs its duties in accordance with the governance and nominating committee charter, available on our website at www.egas.net. Pursuant to its charter, the committee reviews corporate and board governance matters and evaluates and recommends candidates for nomination to the board of directors. The committee met once during 2012.

The board of directors has determined that the members of the nominating committee were independent as required by applicable laws and regulations and the listing standards of the NYSE MKT.

Mr. Fedeli is not standing for reelection to the board at the 2013 annual meeting. As a result, the board voted to reduce the number of directors from eight to seven effective upon the election of the new board. On May 8, 2013, the board of directors re-nominated, upon the recommendation of the committee, incumbent directors Mr. Argo, Mr. Brooksby, Gregory Osborne, Richard Osborne, Mr. Male, Mr. Smith and Mr. Victor for election as directors at the annual meeting of shareholders. The committee determined that the board, Gas Natural and our shareholders are well served by the re-nominated members of the board who are active, involved and knowledgeable about Gas Natural’s business, its executive officers and key employees.

Audit Committee. A description of the audit committee is contained in the audit committee report beginning on page 12.

Nomination of Candidates for Director

Nomination by Nominating Committee. With respect to its recommendations of director nominees, the governance and nominating committee may establish the criteria for director service and will consider, among other things, the independence of the candidates under NYSE MKT listing standards and experience that creates value for the board, the company, and our shareholders. The criteria and selection process are not standardized and may vary from time to time. Although we do not have a formal policy of considering diversity in identifying nominees, we seek to maintain a board of directors with a diversity of experience, background, skills, and education. Relevant experience in business and industry, government, education, and other areas are prime measures for any nominee. The committee will consider individuals for board membership who are proposed by shareholders in accordance with the provisions of our bylaws.

Nomination by Shareholder. In order for a shareholder to propose director nominations at our 2014 annual meeting of shareholders, a shareholder must provide a written notice, which must be received by Gas Natural at our principal executive offices no earlier than February 26, 2014, and no later than April 27, 2014. The notice must include as to each person whom the shareholder proposes to nominate for election or re-election as a director:

•	the name, age, business address and residence address of the person,

•	the principal occupation or employment of the person,

•	the class and number of shares of our common stock beneficially owned by the person, and

•	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Exchange Act;

and as to the shareholder giving the notice:

•	the name and record address of the shareholder,

•	the class and number of shares of our common stock beneficially owned by the shareholder,

•	a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person pursuant to which the nomination is to be made by the shareholder,

•	a representation that the shareholder intends to appear in person or by proxy at the annual meeting to nominate the person named in its notice, and

•

any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Rule 14a under the Exchange Act.

We may require any proposed nominee to furnish additional information reasonably required by us to determine the eligibility of the proposed nominee to serve as our director.

Shareholder Communications with Directors

Any of Gas Natural’s directors may be contacted in writing in care of Gas Natural Inc., P.O. Box 2229, Great Falls, Montana 59401. Written communications addressed to the board in general are reviewed by our chairman for appropriate handling. Written communications addressed to an individual board member are forwarded to that director.

Code of Ethics

Gas Natural has adopted a corporate code of business conduct that applies to all our employees and directors, including our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. Our code of business conduct fully complies with the requirements of the Sarbanes-Oxley Act of 2002. Specifically, the code is reasonably designed to deter wrongdoing and promote

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships,

•	full, fair, accurate, timely and understandable disclosure in public reports,

•	compliance with applicable governmental laws, rules and regulations,

•	prompt internal reporting of code violations to an appropriate person identified in the code, and

•	accountability for adherence to the code.

A copy of the code is available on our website at www.egas.net. Any amendments or waivers to the code that apply to our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions will be promptly disclosed to our shareholders.

PROPOSAL 2 — RATIFICATION OF

PARENTEBEARD LLC AS OUR INDEPENDENT AUDITOR

Our audit committee has selected ParenteBeard LLC as our independent auditor for the year ending December 31, 2013. Although our bylaws do not require the selection of our independent auditor to be submitted to shareholders for approval, this selection is being presented to you for ratification at the annual meeting. Representatives of ParenteBeard are expected to attend the annual meeting to answer appropriate questions and make statements if they desire.

We need the affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the meeting in order to ratify ParenteBeard as our independent accountants for the year ending December 31, 2013. Although shareholder approval of this appointment is not required by law or binding on the audit committee, the audit committee believes that shareholders should be given the opportunity to express their views. If the shareholders do not ratify the appointment of ParenteBeard as our independent registered public accounting firm, the audit committee will consider this vote in determining whether or not to continue the engagement of ParenteBeard. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of our shareholders.

The enclosed proxy will be voted FOR this proposal unless the proxy holders have otherwise instructed.

The audit committee and the board of directors recommend that you vote FOR the ratification of ParenteBeard as our independent auditors for the year ending December 31, 2013.

Principal Accountant Firm Fees and Services

On June 3, 2011 we engaged ParenteBeard LLC to serve as the company’s independent accountants and dismissed Hein & Associates LLP, our former independent accountants.

Principal Accountant Firm Fees and Services. The following is a summary of the aggregate fees billed to us for the years ended December 31, 2011 and December 31, 2012 by our independent registered public accountant, ParenteBeard LLC, and their affiliates.

	Year ended December 31, 2011	Year ended December 31, 2012
Audit Fees	$428,266	$473,893
Audit-Related Fees	—	—

Tax Fees	8,000	53,500
All Other Fees	—	—

Total	$436,266	$527,393

Audit Fees. These fees are for professional services rendered by ParenteBeard LLC for the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly reports on Form 10-Q, and services that are typically rendered in connection with statutory and regulatory filings or engagements.

Tax Fees. These are fees for professional services rendered by ParenteBeard LLC with respect to advisory services related to the preparation of income tax returns.

Pursuant to the written charter of our audit committee, the committee must pre-approve all audit and non-audit services provided by our independent auditors. The audit committee pre-approved all services provided by ParenteBeard and authorized us to pay the fees billed to us by ParenteBeard in 2011 and 2012.

AUDIT COMMITTEE REPORT

In accordance with its written charter that was approved and adopted by our board, our audit committee assists the board in fulfilling its responsibility of overseeing the quality and integrity of our accounting, auditing and financial reporting practices. A copy of the audit committee charter is available on our website at www.egas.net. The audit committee is directly responsible for the appointment of Gas Natural’s independent public accounting firm and is charged with reviewing and approving all services performed for Gas Natural by the independent accounting firm and for reviewing the accounting firm’s fees. The audit committee reviews the independent accounting firm’s internal quality control procedures, reviews all relationships between the independent accounting firm and Gas Natural in order to assess the accounting firm’s independence, and monitors compliance with our policy regarding non-audit services, if any, rendered by the independent accounting firm. In addition, the audit committee ensures the regular rotation of the lead audit partner. The audit committee reviews management’s programs to monitor compliance with our policies on business ethics and risk management. The audit committee establishes procedures to receive and respond to complaints received by Gas Natural regarding accounting, internal accounting controls or auditing matters and allows for the confidential, anonymous submission of concerns by employees.

The audit committee met four times in 2012. The audit committee is currently comprised of Mr. Brooksby, the committee’s chairman, Mr. Male and Mr. Victor. The audit committee’s current composition satisfies the regulations of the NYSE MKT governing audit committee composition, including the requirement that all audit committee members be “independent directors” as defined in NYSE MKT listing standards. In addition, each member of the audit committee is able to read and understand financial statements, including balance sheets, income statements and cash flow statements. The board has determined that Mr. Brooksby is an “audit committee financial expert” under applicable SEC rules through his experience as a public accountant and as the former principal financial officer of Gas Natural’s subsidiary, Energy West, Incorporated, and InNexus Biotechnology Inc. In addition, Mr. Brooksby is deemed to be “financially sophisticated” under applicable NYSE MKT rules. The audit committee reviews and reassesses its charter at least annually and will obtain the approval of the board for any proposed changes to its charter.

The audit committee oversees management’s implementation of internal controls and procedures for financial reporting designed to ensure the integrity and accuracy of our financial statements and to ensure that we are able to timely record, process and report the information required for public disclosure. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements with management and ParenteBeard LLC, our independent accounting firm. The audit committee also discussed with ParenteBeard the matters required by Statement on Auditing Standards No. 61, “Communication with Audit Committees.” The audit committee reviewed with ParenteBeard, which is responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States, its judgment as to the quality, not just the acceptability, of our accounting principles and other matters as are required to be discussed with the audit committee pursuant to generally accepted auditing standards.

In discharging its oversight responsibility as to the audit process, the audit committee obtained from our independent accounting firm a formal written statement describing all relationships between the independent accounting firm and us that might bear on the accounting firm’s independence consistent with the Public Company Accounting Oversight Board’s Rule 3526, “Communication with Audit Committees Concerning Independence” and discussed with the accounting firm any relationships that may impact its objectivity and independence. In considering the accounting firm’s independence, the audit committee also considered whether the non-audit services performed by the accounting firm on our behalf were compatible with maintaining the independence of the accounting firm.

In reliance upon (1) the audit committee’s reviews and discussions with management and ParenteBeard, (2) management’s assessment of the effectiveness of our internal control over financial reporting, and (3) the receipt of an opinion from ParenteBeard, dated April 1, 2013, stating that the Gas Natural financial statements for the year ended December 31, 2012 are presented fairly, in all material respects, in conformity with U.S. generally accepted accounting principles, the audit committee recommended to our board that these audited financial statements be included in our Form 10-K for the year ended December 31, 2012, for filing with the SEC.

AUDIT COMMITTEE

WADE F. BROOKSBY, CHAIRMAN

JOHN R. MALE

MICHAEL T. VICTOR

PROPOSAL 3 — ADVISORY RESOLUTION

ON EXECUTIVE COMPENSATION

Background of the Proposal

In accordance with Section 14A of the Exchange Act, we are asking you to approve a non-binding, advisory resolution on the compensation of our named executive officers for 2012 as described in the executive compensation tables and related narrative discussion included in the section of this proxy statement captioned “Executive Compensation” beginning on page 16 (commonly referred to as the “Say on Pay Proposal”). The Say on Pay Proposal gives shareholders an opportunity to express their views regarding the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers as described in this proxy statement.

Say on Pay Proposal

Our executive compensation programs are designed to attract, retain, and motivate talented executives, reward performance, and keep the interests of our executives aligned with our long-term objectives. The compensation committee of our board of directors recommends to the board the compensation that is paid or awarded to our executive officers and ensures that the total compensation paid to our executive officers is fair, reasonable and competitive. Please read the “Executive Compensation” section beginning on page 16 of this proxy statement for additional details about our executive compensation programs, including information about the compensation of our named executive officers for 2012.

We are asking our shareholders to approve the following non-binding, advisory resolution at the annual meeting:

“RESOLVED, that the compensation paid to Gas Natural Inc.’s named executive officers for the year ended December 31, 2012, as disclosed pursuant to Item 402 of Regulation S-K in the executive compensation tables and related narrative discussion included in the section of this proxy statement captioned “Executive Compensation,” be and hereby is APPROVED.”

We need the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at this meeting in order to ratify this resolution.

Your vote on this Proposal 3 is advisory and is not binding on us, our board of directors or the compensation committee. The board of directors could, if it concluded it was in our best interests to do so, choose not to follow or address the outcome of the advisory resolution. However, our board values input from our shareholders and will consider the outcome of the vote when making future executive compensation decisions.

The enclosed proxy will be voted FOR this proposal unless the proxy holders have otherwise instructed.

The compensation committee and the board of directors recommend that you vote FOR the approval of the advisory resolution on executive compensation.

PROPOSAL 4 — ADVISORY VOTE

ON THE FREQUENCY OF FUTURE ADVISORY

RESOLUTIONS TOAPPROVE EXECUTIVE COMPENSATION

Background of the Proposal

Pursuant to Section 14A of the Exchange Act, at this annual meeting we are providing you with the opportunity to cast a non-binding, advisory vote on whether we should submit to our shareholders an advisory resolution on executive compensation annually, every two years, or every three years (commonly referred to as the “Say on Frequency Proposal”).

Say on Frequency Proposal

After consideration of the Say on Frequency Proposal, our board of directors has determined that an advisory resolution on executive compensation that is submitted to shareholders every year is the most appropriate option for Gas Natural. Our board therefore recommends that you vote in favor of an annual advisory resolution on executive compensation.

We believe that an annual advisory resolution on our executive compensation program will enhance shareholder communication by encouraging our shareholders to provide us with their input on our executive compensation policies, practices and plans and will provide us with a means to obtain regular feedback on shareholder sentiment regarding our executive compensation decisions.

You will be able to specify one of four choices for this proposal on the proxy card: “1 Year,” “2 Years,” “3 Years” or “Abstain.” We will consider the choice with the highest number of votes cast to be the alternative that has been selected by our shareholders. Your vote on Proposal 4 is advisory and is not binding on us, our board of directors or the compensation committee. The board of directors could, if it concluded in was in our best interests to do so, choose not to follow or implement the outcome of the advisory vote. However, our board values input from our shareholders and will give due consideration to the outcome.

The enclosed proxy will be voted for having an advisory vote on the say on pay proposal every year.

The compensation committee and the board of directors recommend that future advisory resolutions on executive compensation be submitted to our shareholders every year.

EXECUTIVE OFFICERS

Name	Age	Position
Richard M. Osborne*	67	Chairman of the Board, Chief Executive Officer and Director
Kevin J. Degenstein	54	President and Chief Operating Officer
Thomas J. Smith*	69	Vice President and Chief Financial Officer and Director
Jed D. Henthorne	53	Vice President of Administration
David C. Shipley	51	Vice President of Eastern Operations
Rebecca Howell	51	Corporate Controller

*	Biographical information for Mr. Osborne and Mr. Smith can be found under “Board of Directors.”

Kevin J. Degenstein, was appointed our president and chief operating officer in June 2008. Previously, he served as our senior vice president of operations since 2006. Prior to joining us, Mr. Degenstein held various operating positions at Nicor Gas, a natural gas utility in Illinois, including chief engineer from 1982 through 2001. He is a Registered Professional Engineer. Mr. Degenstein was also employed by EN Engineering, an engineering consulting firm, as vice president of distribution from 2002 until 2003 and vice president of technology from 2004 until 2006.

Jed D. Henthorne, was appointed vice president of administration in 2006. He has been employed by us since 1988 and has served in professional and management capacities related to customer service, information technology and accounting.

David C. Shipley, has served as our vice president of eastern operations since May 2007. He also serves as president of our east coast companies in Maine and North Carolina. Prior to joining us, Mr. Shipley was employed by Nicor Gas, a natural gas utility in Illinois, from 1985 to 2007 serving in various management capacities including management and supervision of underground natural gas storage, construction and maintenance, customer service field operations, research and development, quality control, workload management, alliance development and procurement.

Rebecca Howell, joined us as corporate controller in October 2012 and has been our corporate secretary since 2007. Ms. Howell served as the chief financial officer of Orwell and NEO from 2005 until we acquired those entities in 2010. Ms. Howell then served as the president of Cobra Pipeline Co., Ltd., a natural gas company, from 2010 until she became our corporate controller. Ms. Howell’s prior experience includes serving for nine years as the chief financial officer of a large telecommunications company in the southeastern United States.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table summarizes the compensation paid by us to our chairman and chief executive officer and our most highly compensated executive officers, referred to as our named executive officers, as determined in accordance with SEC rules, for the years ended December 31, 2012 and 2011.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	All Other Compensation	Total
Richard M. Osborne,	2012	$250,000	$—	$—	$53,008	$303,008
Chairman and Chief Executive Officer(1)	2011	250,000	—	—	44,508	294,508

Kevin J. Degenstein,	2012	207,950	51,225	—	15,135	274,310
President and Chief Operating Officer(2)	2011	201,450	59,400	—	14,935	275,785

Thomas J. Smith,	2012	198,263	48,900	46,856	66,808	360,827
Vice President and Chief Financial Officer(3)	2011	192,300	56,700	50,220	69,903	369,123

(1)	“All other compensation” includes (i) fees paid to Mr. Osborne for service as a director in the amount of $38,500 in 2012 and $30,000 in 2011 and (ii) the value of a Gas Natural provided automobile in the amount of $14,508 (based on the incremental cost to Gas Natural, calculated as a portion of the amortized cost of the car). The value of the automobile has not been reduced to reflect the costs attributable to business use.
(2)	“All other compensation” includes (i) cash profit sharing contributions and company matching contributions in the form of shares of our common stock as part of our 401(k) plan and (ii) the value of a Gas Natural provided automobile in the amount of $4,185 (based on the incremental cost to Gas Natural, calculated as a portion of the amortized cost of the car). The value of the automobile has not been reduced to reflect the costs attributable to business use.
(3)	“Stock awards” amount represents shares of our common stock received by Mr. Smith for compensation. The amount reflects the value of the number of shares issued using the closing market price on the date of issuance. “All other compensation” includes (i) cash payments equal to the value of the shares of our common stock issued to Mr. Smith of $46,894 in 2012 and $50,220 in 2011 as a component of his compensation package, (ii) cash profit sharing contributions and company matching contributions in the form of shares of our common stock as part of our 401(k) plan and (iii) the value of a Gas Natural provided automobile in the amount of $11,616 (based on the incremental cost to Gas Natural, calculated as a portion of the amortized cost of the car). The value of the automobile has not been reduced to reflect the costs attributable to business use.

Outstanding Equity Awards at December 31, 2012

The following table summarizes information with respect to the stock options held by our most highly compensated executive officers as of the end of the past fiscal year.

Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable	Option Exercise Price	Option Expiration Date
Kevin J. Degenstein	10,000	0	$7.10	12/01/2018(1)
	10,000	0	$8.85	12/01/2019(2)
	2,500	7,500	$10.15	11/30/2020(3)

(1)	The option is exercisable as follows: 25% of the shares on 12/1/2008; 25% of the shares on 12/1/2009; 25% of the shares on 12/1/2010 and 25% of the shares on 12/1/2011.

(2)	The option is exercisable as follows: 25% of the shares on 12/1/2009; 25% of the shares on 12/1/2010; 25% of the shares on 12/1/2011 and 25% of the shares on 12/1/2012.
(3)	The option is exercisable as follows: 25% of the shares on 12/1/2010; 25% of the shares of 12/1/2011; 25% of the shares on 12/1/2012 and 25% of the shares on 12/1/2013.

Employment and Separation Agreements

Richard M. Osborne. Mr. Osborne has been the chairman of our board since 2005 and our chief executive officer since November 2007. On July 28, 2010, upon the recommendation of our compensation committee, our board of directors approved an annual salary of $250,000 for Mr. Osborne beginning retroactively on January 1, 2010. The compensation paid to Mr. Osborne is not pursuant to a written contract or plan.

Kevin J. Degenstein. On August 25, 2006, we entered into an employment agreement with Mr. Degenstein to serve as senior vice president of operations. On June 12, 2008, Mr. Degenstein was named president and chief operating officer. The term of Mr. Degenstein’s employment agreement commenced on September 18, 2006 and will continue until terminated by us, by Mr. Degenstein or as a result of Mr. Degenstein’s death or disability.

Mr. Degenstein is eligible to receive a base salary of $150,000 per year pursuant to his employment agreement, subject to increase at the discretion of the board. For 2012, the compensation committee of the board agreed to increase Mr. Degenstein’s annual salary to $207,950 from $201,450 in 2011, as a result of Mr. Degenstein’s performance. The compensation committee also determined that Mr. Degenstein will be eligible to receive a bonus of up to 50% of his annual salary depending on the company’s net income, subject to modification upon the recommendation of our chief executive officer with the approval of the compensation committee or the entire board.

Mr. Degenstein is eligible to receive option grants under our stock option plans and to participate in all other savings, retirement, and welfare plans that are applicable generally to our employees and senior executive officers. The compensation committee approved the award to Mr. Degenstein of options to purchase 10,000 shares of our common stock in each of 2008, 2009, and 2010 under our 2002 stock option plan. Mr. Degenstein is also entitled to receive vacation and fringe benefits in accordance with our plans, practices, programs, and policies.

Upon termination of employment for any reason, we will pay Mr. Degenstein a lump sum of cash equal to his unpaid salary through the date of termination plus accrued but unpaid vacation pay. In addition, we will provide benefit continuation or conversion rights, as provided under our benefit plans, and vested benefits under our benefit plans. If the employment agreement is terminated by us without cause or terminated by Mr. Degenstein for “good reason” (if we change his title, materially reduce his duties or authority, assign duties inconsistent with his title, or require him to relocate from the Great Falls area), Mr. Degenstein will be entitled to severance compensation equal to his annual base salary payable monthly for 12 months following the date of termination. Payment of these severance benefits is expressly conditioned upon receipt by the company of an enforceable waiver and release from Mr. Degenstein in a form reasonably satisfactory to the company.

The employment agreement also includes provisions that (1) prohibit Mr. Degenstein from disclosing our confidential information, (2) require him to avoid conflicts of interest and disclose to the board any facts that might involve a conflict of interest with the company, and (3) prohibit him from soliciting employees, customers, or clients of the company during the term of the agreement and for a period of two years following the termination of the agreement.

None of the other current executive officers in our summary compensation table have employment, termination or change in control agreements.

Long-Term Incentives

Long-term incentives are awarded in an effort to

•	keep our executive officers aligned with the long-term objectives of Gas Natural, and

•	attract and retain executive officers of outstanding ability.

We believe that long-term incentives should be awarded only with the achievement of specific goals and, accordingly, are used sparingly. We have adopted the 2012 incentive and equity award plan, which allows for the issuance of options, restricted stock, performance awards, other stock based awards and cash awards. The compensation committee, in consultation with executive management, is charged with designating those persons to whom awards are to be granted and determining the terms of the awards. We did not grant any awards in 2012. For additional information regarding our long-term incentive plans, see “Equity Compensation Plan Information” below.

Benefit Plans

401(k) Plan. We maintain a tax-qualified profit sharing plan under Section 401(k) of the tax code that covers substantially all of our employees. The plan generally provides for voluntary employee pre-tax contributions of employee compensation, a profit sharing contribution of 3% allocated to each employee based on compensation and a discretionary profit sharing contribution of up to 7% of employee compensation. Profit sharing contributions are approved by our board of directors. The plan also provides a company matching contribution in the form of shares of our common stock equal to 10% of each employee’s elective deferrals in the plan. In 2012, we made total profit sharing contributions of $362,160 and contributed shares of our common stock valued at $52,719.

Employee Stock Ownership Plan. We maintain an employee stock ownership plan (ESOP) that covers substantially all of our employees. The ESOP receives contributions of our common stock from Gas Natural each year as determined by our board of directors. The contribution, if any, is recorded based on the current market price of our common stock. We did not make any contributions to the ESOP in 2012.

Retiree Health Plan. We sponsored a defined post-retirement health benefit plan providing health and life insurance benefits to eligible retirees. The plan pays eligible retirees (post-65 years of age) $125 per month in lieu of contracting for health and life insurance benefits. The amount of this payment is fixed and will not increase with medical trends or inflation. In addition, the plan allows retirees between the ages of 60 and 65 and their spouses to remain on the same medical plan as active employees by contributing 125% of the current COBRA rate to retain this coverage. The 25% in excess of the current COBRA rate is held in a VEBA trust account, and benefits for this plan are paid from assets held in the VEBA trust account. In 2006, we discontinued contributions to the plan and are no longer required to fund the plan. As of December 31, 2012, the value of the plan assets was $163,313. The assets remaining in the VEBA trust account will be used to fund the plan until these assets are exhausted.

Dividend Reinvestment Policy. We have a policy that provides for any employee who owns shares of our common stock in our 401(k) plan or ESOP the opportunity to reinvest any dividends for additional shares of our common stock.

Equity Compensation Plan Information

The Gas Natural Inc. 2002 stock option plan provided for the issuance of up to 300,000 shares of common stock to certain key employees. As of December 31, 2012, there were 35,000 options outstanding under the plan. The 2002 plan expired in 2012 and no further grants can be made under the plan.

At the 2012 annual meeting our shareholders approved the Gas Natural Inc. 2012 Incentive and Equity Award Plan to replace the expired 2002 plan. The 2012 incentive plan provides for the grant of options, restricted stock, performance award, other stock-based awards, and cash awards. Grants may be made to employees, non-employee directors, and consultants and independent contractors of Gas Natural. Except with respect to awards granted to non-employee directors, the plan is administered by the compensation committee of our board. The compensation committee is authorized to select persons to whom awards are granted and the terms of all awards under the plan. Up to 500,000 shares may be issued under the 2012 incentive plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column)
Equity compensation plans approved by security holders	35,000	$8.66	500,000
Equity compensation plans not approved by security holders*	N/A	N/A	N/A
Total	35,000	$8.66	58,000

*	We issued 375 shares of our common stock a month to Thomas J. Smith, our vice president and chief financial officer, as a component of his compensation package during 2012. We are no longer issuing stock to Mr. Smith as a component of his compensation.

SECURITY OWNERSHIP OF

PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership of our common stock by

•	each shareholder known by us to be the beneficial owner of more than 5% of the stock,

•	each director and director nominee,

•	each named executive officer in our summary compensation table, and

•	all our current directors and officers as a group.

	Beneficial Ownership
Names and Address(1)	Common Stock	Stock Options(2)	Total	Percentage
Richard M. Osborne(3)	1,191,911	—	1,191,911	14.2%
Thomas J. Smith(4)	60,457	—	60,457	*
Kevin J. Degenstein(5)	1,064	7,500	8,564	*
Michael T. Victor(6)	5,800	—	5,800	*
W.E. “Gene” Argo	1,275	—	1,275	*
Wade F. Brooksby	—	—	—	*
Nicholas U. Fedeli	—	—	—	*
John R. “Jack” Male	—	—	—	*
Gregory J. Osborne	—	—	—	*
All directors and executive officers as a group (12 individuals)	1,288,646	7,500	1,296,146	15.5%

*	Less than 1%
(1)	The address of each of the beneficial owners identified is c/o Gas Natural Inc., 1 First Avenue South, Great Falls, Montana 59401.
(2)	Shares of common stock the beneficial owners have the right to acquire through stock options that are or will become exercisable within 60 days.
(3)	Shares owned by Richard M. Osborne, Trustee.
(4)	Includes 213 shares of common stock held in our 401(k) plan. Pursuant to the terms of the plan, each participant has the right to direct the voting of the shares held by the plan.
(5)	Shares of common stock are held in our 401(k) plan. Pursuant to the terms of the plan, each participant has the right to direct the voting of the shares held by the plan.
(6)	Shares are held by Michael T. Victor Revocable Trust HDI U/A DTD 12/15/2000.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers, and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Our officers, directors and greater than 10% shareholders are required by the SEC to furnish us with copies of all Section 16(a) forms they file. In 2012, Thomas J. Smith, our chief financial officer, failed to timely file a Form 4 on one occasion reporting the monthly issuance of shares to him for compensatory purposes. All reports were subsequently filed. Based solely on review of copies of reports furnished to us or written representations that no reports were required, we believe that all other Section 16(a) filing requirements were met in the last fiscal year.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Acquisition of the Ohio Utilities

On January 5, 2010, we expanded into Ohio and Western Pennsylvania by acquiring several utilities owned primarily by our chairman and chief executive officer, Richard M. Osborne. The acquisition was reviewed and discussed by a special committee of our board of directors and approved by our full board. Through the acquisition, we acquired Lightning Pipeline Company, Inc. (Lightning Pipeline) and Great Plains Natural Gas Company (Great Plains), which are the parent companies of Orwell Natural Gas Company (Orwell) and Northeast Ohio Natural Gas Corp. (NEO), Brainard Gas Corp. (Brainard) and Great Plains Land Development Co., Ltd. (GPL). The acquisition price was $37.9 million, which consisted of approximately $20.8 million in debt of the acquired companies with the remainder of the purchase price paid in unregistered shares of our common stock. For additional details regarding the acquisition, see our report on Form 8-K filed with the Securities and Exchange Commission on January 11, 2010.

Loans from and Guaranties by Richard Osborne

Brainard had an outstanding loan from Mr. Osborne personally in the principal amount of $49,361, which was evidenced by a demand cognovit note dated August 6, 2008. The note bore interest at the prime rate and was due on demand. The note was repaid in May 2011.

On January 5, 2010, Great Plains, NEO and GPL had a credit facility with Citizens Bank, N.A. The Citizens credit facility consisted of (1) a revolving line of credit in the amount of $2.1 million and a term loan in the amount of $7.8 million to NEO, (2) a term loan in the principal amount of $2.6 million to Great Plains and (3) a term loan in the principal amount of $892,000 to GPL. When we acquired our Ohio subsidiaries, continuing previously provided guaranties, Richard Osborne guaranteed the Citizens credit facility both individually and as trustee of the Osborne Trust. The guaranty agreements were originally entered into on July 3, 2008 and were absolute and unconditional guarantees to Citizens Bank of the full and prompt payment and performance of the obligations under the Citizens credit facility.

The Citizens Bank term loans were repaid in May 2011. NEO’s revolving credit line matured on November 29, 2010 and was repaid and extinguished at that time.

Real Estate Transactions and Leases with Companies Controlled by Richard Osborne

On December 20, 2011, we acquired 9.24 acres of land in Violet Township, Fairfield County, Ohio, for $600,000 from Black Bear Realty, Ltd., a company owned and controlled by Richard Osborne. We intend to use the land acquired from Black Bear to construct an operating facility for NEO. The acquisition was approved by the independent members of our board.

On March 5, 2013, we purchased the Matchworks Building in Mentor, Ohio from McKay Real Estate Corporation, Matchworks, LLC, and Nathan Properties, LLC, all of which are entities owned or controlled by Richard Osborne. Our Ohio headquarters are located in the Matchworks Building and we had the opportunity to purchase the building because it had fallen into receivership. The purchase price for the building was $1.5 million plus payment of real estate taxes and certain costs related to the transaction totaling approximately $400,000. The acquisition of the Matchworks Building was approved by the independent members of our board of directors.

Energy West, Incorporated (Energy West) entered into a lease agreement on February 25, 2008, pursuant to which it leased office space from OsAir Inc. (OsAir) in the Matchworks Building. OsAir is an entity owned by the Osborne Trust and Richard Osborne is president and chief executive officer of OsAir. The agreement had a three-year term and expired in August 2011. Orwell and NEO entered into triple net lease agreements with OsAir on July 1, 2008, for additional office space in the Matchworks Building. Each of these leases had a fifteen-year term. On September 1, 2011, all of these lease arrangements were terminated and replaced by two lease agreements between Energy West, Orwell and NEO as tenants, and OsAir as landlord. Both leases have a three-year term, subject to one year renewals following the end of the term. In connection with our purchase of the Matchworks Building, OsAir assigned these leases to us.

Pursuant to triple net lease agreements effective as of July 1, 2008, Orwell leases space from (1) the Osborne Trust on the property located at 8470 Station Street, Mentor, Ohio (garage facilities and retail space), and (2) Station Street Partners, LLC, another entity owned by the Osborne Trust, on the property located at 9500 East Main Street, Orwell, Ohio (office space). Each of these agreements has a term of 15 years.

Net rent for all leased properties totaled $323,622 as of December 31, 2012. All lease arrangements described above were reviewed and discussed by a disinterested committee of our board of directors and approved by our board of directors.

Gas Sale and Other Agreements with Companies Controlled by Richard Osborne

Gas Sales Agreements. In July 2008, NEO, Orwell and Brainard each entered fifteen-year agreements with John D. Oil and Gas Marketing Company, LLC (John D. Marketing), for the exclusive supply and delivery of locally-produced natural gas. These agreements were replaced in February 2011 by new agreements for gas purchases by our Ohio utilities through our subsidiary Gas Natural Services Company, LLC (GNSC). The February 2011 agreements were terminated in December 2011 and, following a competitive bid process, were subsequently replaced by a new gas sales agreement between John D. Marketing and GNSC, entered into on November 28, 2012, that establishes new price terms for the intrastate purchase of natural gas. The 2012 agreement may be terminated by either party with 30 days written notice. Gas purchases for the Ohio utilities from John D. Marketing in 2012 totaled approximately $2.1 million.

NEO, Orwell and Brainard had entered contracts for the sale and purchase of natural gas with Great Plains Exploration, Ltd. (Great Plains Exploration), a company owned by the Osborne Trust, in 2011. These agreements were replaced by a new contract with GNSC effective April 1, 2011. The 2011 contract was subsequently replaced by a new agreement between GNSC and Great Plains Exploration, effective November 28, 2012, that establishes new price terms for the intrastate purchase of natural gas. GNSC and our Ohio utilities were charged approximately $506,503 for natural gas purchased from Great Plains Exploration during 2012. GNSC also entered into new contracts for the intrastate sale and purchase of natural gas with John D. Oil and Gas Company (JDOG), a publicly-held oil and gas exploration company of which Richard Osborne is chairman and CEO and a significant shareholder (effective November 25, 2011), OsAir (effective November 28, 2012), John D. Resources, LLC, a company owned by Richard Osborne (effective November 28, 2012), and Mentor Energy and Resources Company, a company owned by Richard Osborne (effective November 28, 2012). The agreements effective November 2012 supersede contracts entered in 2011 between the same parties and reflect new price terms. GNSC was charged approximately $887,413 in the aggregate for natural gas purchased from these companies during 2012. Each of the gas sale and purchase agreements may be terminated by either party with 30 days written notice. The Osborne Trust owns approximately 86% of John D. Marketing. Richard Osborne is the sole managing member of John D. Marketing. Thomas J. Smith, our vice president and chief financial officer and a director, is a director of JDOG and a former co-managing member, president and chief operating officer of John D. Marketing. Gregory J. Osborne, a member of our board and president and chief operating officer of Energy West Resources, Inc., our marketing and production subsidiary, previously served as president, chief operating officer and a director of JDOG until January 2012, and is the former vice president and assistant secretary of John D. Marketing. Rebecca Howell is the corporate secretary and controller of Gas Natural and previously held the same titles at John D. Marketing until October 2012.

Brokerage Agreements for Procurement of Natural Gas. In addition to the contracts for the purchase of intrastate natural gas supplies described above, on November 28, 2012, GNSC entered into brokerage contracts with John D. Marketing to secure gas in intrastate and interstate commerce. The brokerage contracts require GNSC to pay a brokerage fee of $0.06 per dekatherm to John D. Marketing for procuring gas supplies that are purchased by

GNSC. Under these contracts, John D. Marketing does not take title to the gas, which is purchased by GNSC. Each of these agreements may be terminated by either party with 30 days written notice. There were no fees payable under these agreements in 2012.

Asset Management Agreements. In January 2011, NEO and Orwell each entered into agreements with John D. Marketing providing for release of capacity rights on interstate pipelines to John D. Marketing. These agreements could be terminated upon the mutual written consent of the parties, and the agreements were assigned by John D. Marketing to GNSC in February 2011. The new agreements commenced on February 24, 2011 and could be terminated upon the mutual agreement of the parties or unilaterally upon 30 days written notice by John D. Marketing to GNSC. There were no fees payable to any of the parties under these agreements in 2011. Pursuant to a stipulation with the Public Utilities Commission of Ohio, these agreements were terminated in December 2011.

Appointment of Natural Gas and Propane Agent. In January 2010, NEO, Orwell and Brainard each appointed John D. Marketing as its agent for procuring supplies of natural gas in the interstate market at a fee of $0.15 per dekatherm. This agreement was replaced in February 2011 by an agreement for agency services by John D. Marketing to GNSC for these utilities. The February 2011 agreement was terminated in December 2011 and, following a competitive bid process, was subsequently replaced by an agency agreement between John D. Marketing and GNSC effective as of November 28, 2012. From December 2011 until November 2012, the Ohio utilities continued to purchase local gas supplies through GNSC from John D. Marketing. The fee was reduced to $0.06 per dekatherm in December 2012. Fees paid to John D. Marketing as a natural gas agent totaled approximately $342,533 in 2012. The November 2012 agency contract permits John D. Marketing to act as GNSC’s agent, in order to manage interstate pipeline transportation for gas sold by GNSC to affiliated local distribution companies at no charge to GNSC. This contract may be terminated at any time by the mutual written agreement of the parties.

On December 8, 2011, Independence Oil & LP Gas, Inc., one of our subsidiaries, entered into an agreement with John D. Marketing appointing John D. as its agent for procuring liquefied propane from wholesale suppliers. Pursuant to the agreement, John D. Marketing is Independence’s exclusive agent for the purpose of obtaining propane from wholesale suppliers and is responsible for monitoring the inventory levels in Independence’s propane storage tank facilities. Independence pays John D. Marketing an agency fee of $0.02 per gallon of propane purchased. The agreement became effective on December 1, 2011 and its initial term expired on September 30, 2012. The agreement, however, automatically renews on a month-to-month basis unless terminated by either party with 30 days written notice. Fees paid to John D. Marketing by Independence totaled approximately $25,393 in 2012.

The agreements with John D. Marketing described above were reviewed and discussed by an independent committee of our board of directors and approved by our board of directors.

Proposed Acquisition of John D. Marketing

On April 18, 2012, we entered into a non-binding term sheet to acquire John D. Marketing and entered into a definitive purchase agreement to acquire substantially all of the assets of John D. Marketing on August 15, 2012. John D. Marketing is engaged in the business of marketing natural gas.

As consideration for the purchase of the assets, we will pay John D. Marketing the sum of $2,875,000 at closing, paid by the issuance of 256,926 shares of our common stock at a price of $11.19 per share. In addition, the purchase agreement provides for contingent “earn-out” payments for a period of five years after the closing of the transaction if John D. Marketing achieves an annual EBITDA target in the amount of $810,432, which is John D. Marketing’s EBITDA for the year-ended December 31, 2011. If actual EBITDA for a certain year is less than target EBITDA, then no earn-out payment will be payable for that particular earn-out period. We obtained shareholder approval of the transaction on March 1, 2013 and obtained the necessary regulatory and other approvals. We intend to consummate the transaction in June 2013.

The John D. Marketing term sheet and purchase agreement were reviewed and approved by a disinterested and independent special committee of our board of directors and our full board (excluding Gregory Osborne, Richard Osborne and Mr. Smith).

Agreements with Gas Pipeline Companies Controlled by Richard Osborne

Natural Gas Transportation Agreements. Orwell and Brainard have an agreement with Orwell-Trumbull Pipeline Co., LLC (Orwell-Trumbull), which is owned by the Osborne Trust, for transportation service on its intrastate pipeline in Northeastern Ohio. The charge on the Orwell-Trumbull pipeline is a volumetric rate of $0.95 per thousand cubic feet (Mcf) plus shrinkage. Charges for transportation services under this agreement totaled approximately $502,785 for 2012. This agreement has a current term of 15 years that began on July 1, 2008.

Additionally, NEO, Orwell and Brainard have transportation agreements with COBRA Pipeline Co., Ltd., which is owned by the Osborne Trust, for transportation on its intrastate pipeline in Northeastern Ohio. The price on the Cobra pipeline is a commodity rate of $0.50 per Mcf plus shrinkage. Additional treating fees may be applied at $0.25 per Mcf. Charges for transportation services under these agreements were approximately $357,483 for 2012. The agreements have fifteen-year terms that began July 1, 2008. On April 1, 2013, NEO entered into agreements with Cobra modifying the transportation agreements. Pursuant to these modifications, Cobra agreed to transport a specified minimum number of dekatherms of natural gas per day for NEO’s use. NEO pays to Cobra a fee of $0.50 per dekatherm per day for this guaranty of pipeline capacity, whether or not it is utilized. These firm commitment agreements have a term of one year and renew annually unless terminated by either party by advance notice. The modifications to the transportation agreements were not approved in advance by our board of directors, but were reviewed, discussed and ratified by disinterested and independent directors at the April 2013 meeting of our board.

Pipeline Lease Agreement and Related Note Receivable. Orwell entered a lease agreement with ONG Marketing, Inc. for utilization of pipelines in Trumbull, Geauga and Ashtabula counties in Ohio for the transportation of natural gas. Lease payments are $1,100 per month for 15 years beginning January 1, 2001. Orwell holds a corresponding note issued by ONG Marketing with a maturity date of December 31, 2016 and an annual interest rate of 7.0% evidencing $121,000 loaned to ONG Marketing to finance the acquisition of the pipelines. At the time the lease and the note were entered, ONG Marketing was owned by the Osborne Trust. In July 2009, ONG Marketing transferred all of its rights and duties under the lease and the note to John D. Marketing.

Electronic Metering Service and Operation Agreements. Orwell, NEO and Brainard each have agreements with Cobra for the maintenance and operation of electronic metering points for the transportation of natural gas. Orwell also has an agreement with Orwell-Trumbull for the same purpose. Each of the four agreements has a term of three years from the date of the installation of the electronic metering equipment and thereafter for successive one year terms until terminated. Each agreement provides for the payment of $125 per location per month as a fee for the operating and general maintenance of the gas metering and communication equipment. Services provided under these agreements totaled approximately $39,875 in 2012.

All agreements described above were reviewed and discussed by a disinterested and independent special committee of our board of directors and approved by our board of directors.

Other Related Party Transactions

Kykuit Resources. Through our subsidiaries Energy West Resources, Inc. and Energy West, Incorporated, we own a 24.5% interest in Kykuit Resources, LLC, a developer of oil, gas and mineral leases in which it holds ownership interests. Certain related persons also have interests in Kykuit.

•	Richard Osborne owns a 26.4% membership interest in Kykuit.

•	JDOG is the managing member of Kykuit and owns 23.2% of the membership interests. Richard Osborne is the chairman of the board and chief executive officer of JDOG. Our director and president and chief operating officer of Energy West Resources, Inc., Gregory Osborne, was president, chief operating officer and a director of JDOG until January 2012. Our chief financial officer, vice president and director, Thomas J. Smith, is a director of JDOG.

At December 31, 2012, our total investment in Kykuit was approximately $2.1 million, with a net investment after undistributed losses of approximately $322,000. The loss on the equity investment in Kykuit for the year ended December 31, 2012 includes an impairment charge of approximately $2,000 due to the write-off of drilling costs related to dry holes. Our investment in Kykuit was ratified by two disinterested and independent directors as well as all other members of our board of directors.

Parts and Equipment Supply Transactions. NEO, Orwell, Bangor Gas Company, LLC and Spelman Pipeline Holdings, LLC (Spelman) purchase parts and equipment for construction and maintenance of their distribution facilities from Big Oat’s Oil Field Supply Company, LLC, a company owned by the Osborne Trust. Purchases from this supply company totaled approximately $1.5 million in 2012. These transactions are not approved in advance by our board of directors, but are reviewed, discussed and ratified at monthly meetings of our board by disinterested and independent directors as well as other board members.

Construction and Other Support Services. We provide construction and maintenance support to several companies owned and controlled by Richard Osborne. Employees of Energy West Resources rendered services to various companies owned or controlled by Richard Osborne for the construction or maintenance of gas gathering systems, right of way services and other gas-related facilities. During 2012 we charged companies affiliated with Richard Osborne approximately $26,000 for the services of these employees. Orwell sold materials to various Osborne companies during 2012 for approximately $12,570. Orwell-Trumbull and Cobra Pipeline provided administrative services to NEO, Orwell and Brainard during 2012 for which we were charged approximately $19,547. Cobra provided administrative services to NEO, Orwell, Brainard and Spelman during 2012 for which we were charged approximately $5,104. In 2010, NEO entered into an agreement with Great Plains Exploration to manage the required Ohio Department of Transportation drug and alcohol testing program for Great Plain’s employees. The agreement is for a five-year term. NEO charged Great Plains Exploration $6,000 in 2012 for managing the compliance program.

These transactions are not approved in advance by our board of directors, but are reviewed, discussed and ratified at monthly meetings of our board by disinterested and independent directors as well as other board members.

Employment of Richard Osborne’s Sons. Gregory Osborne is the son of Richard Osborne, our chairman of the board and chief executive officer. Gregory Osborne joined our board in 2009 and was appointed president and chief operating officer of Energy West Resources, Inc., our marketing and production subsidiary, in February 2012. We paid Gregory Osborne $153,083 for his services as an officer and director in 2012. We also paid $12,610 for an automobile for Gregory Osborne in 2012. Richard Osborne Jr. is also the son of Mr. Osborne. In 2010, we hired Richard Osborne Jr. as a part-time employee providing real estate management services and receiving an annual salary of $80,000.

Related Person Transaction Policy

We believe that the terms of the acquisitions and the agreements described above are on terms at least as favorable as those which we could have obtained from unrelated parties. In accordance with our written policy adopted by the board of directors, on-going and future transactions with related parties will be:

•	on terms at least as favorable as those that we would be able to obtain from unrelated parties;

•	for bona fide business purposes; and

•

reviewed and approved by the audit committee or other independent directors in accordance with applicable law after full disclosure of the existence and nature of the conflicting interest in the related party transaction by the director involved in the acquisition.

SHAREHOLDER PROPOSALS

A shareholder intending to present a proposal for inclusion in our proxy statement for our 2014 annual meeting of shareholders must deliver a proposal, in accordance with the requirements of our bylaws and Rule 14a-8 under the Exchange Act, to our secretary at our principal executive office no later than December 31, 2013. In addition to the applicable requirements of Rule 14a-8, a shareholder’s notice to the secretary must set forth as to each matter the shareholder proposes to bring before the meeting:

•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting,

•	the name and record address of the shareholder proposing such business,

•	the class and number of shares of our common stock that are beneficially owned by the shareholder, and

•	any material interest of the shareholder in the business.

In order for a shareholder to present a proposal at our 2014 annual meeting of shareholders outside of a Rule 14a-8 proposal, a shareholder must deliver a proposal in accordance with the requirements of our bylaws to our secretary at our principal executive office no earlier than February 26, 2014, and no later than April 27, 2014. A shareholder’s notice to the secretary must set forth as to each matter the shareholder proposed to bring before the meeting:

•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting,

•	the name and record address of the shareholder proposing such business,

•	the class and number of shares of our common stock that are beneficially owned by the shareholder,

•	any material interest of the shareholder in the business, and

•	a representation that such shareholder intends to appear in person or by proxy at the annual meeting to nominate the person named in its notice.

OTHER MATTERS

Our board of directors is not aware of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote the shares they represent as the board of directors recommends.

We urge you to sign and return your proxy promptly to make certain your shares will be voted at the annual meeting. For your convenience, a return envelope is enclosed requiring no additional postage if mailed in the United States.

By Order of the Board of Directors,

REBECCA HOWELL

Corporate Secretary

PROXY	GAS NATURAL INC.	PROXY

ANNUAL MEETING OF SHAREHOLDERS

June 26, 2013

Lake Erie College, Garfield Building, 391 West Washington Street, Painesville, Ohio 44077

10:00 a.m. Eastern Standard Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Kevin J. Degenstein and Thomas J. Smith, or either one of them acting singly with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Shareholders of Gas Natural Inc., to be held on June 26, 2013, at Lake Erie College located in the Garfield Building, 391 West Washington Street, Painesville, Ohio 44077, beginning at 10:00 a.m. Eastern Standard Time, and any adjournments, and to vote all shares of stock that the undersigned would be entitled to vote if personally present in the manner indicated below, and on any other matters properly brought before the Annual Meeting or any adjournments thereof, all as set forth in the May 10, 2013 Proxy Statement. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting, Proxy Statement and Annual Report, including the Form 10-K for the year ended December 31, 2012, of Gas Natural Inc.

PLEASE MARK YOUR CHOICE LIKE THIS ☒ IN BLUE OR BLACK INK.

The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposals 2 and 3 and FOR 1 YEAR in Proposal 4.

1. Election of Directors:	W.E. “Gene” Argo, Wade F. Brooksby, John R. “Jack” Male, Gregory J. Osborne, Richard M. Osborne, Thomas J. Smith and Michael T. Victor

☐ Mark here to vote FOR all nominees	☐ Mark here to WITHHOLD from all nominees

☐ For all EXCEPT – To withhold authority to vote for any nominee(s), write the name(s) of such nominee(s) below.

		FOR	AGAINST	ABSTAIN

2.	To ratify the appointment of ParenteBeard LLC as our independent auditor for the year ending December 31, 2013.	☐	☐	☐

3.	To approve the advisory resolution on executive compensation.	☐	☐	☐

		1 YEAR	2 YEARS	3 YEARS	ABSTAIN
4.	Advisory vote on the frequency of future advisory resolutions on executive compensation.	☐	☐	☐	☐

(Signature should be exactly as name or names appear on this proxy. If stock is held jointly each holder should sign. If signature is by attorney, executor, administrator, trustee or guardian, please give full title.)

Dated:	, 2013

Signature

Signature if held jointly
I plan to attend the meeting: Yes ☐ No ☐

This proxy will be voted FOR all nominees and FOR approval of all of the other proposals unless otherwise indicated, and in the discretion of the proxies on all other matters properly brought before the meeting.